EXHIBIT 21
SUBSIDIARIES OF MINDSPEED TECHNOLOGIES, INC.

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Maker Communications, Inc.	Delaware
Mindspeed Development Sub, Inc.	Delaware